UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 2, 2016 (February 25, 2016)

MAGNUM HUNTER RESOURCES CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32997 (Commission File Number)	86-0879278 (I.R.S. Employer Identification Number)

909 Lake Carolyn Parkway, Suite 600

Irving, Texas 75039

(Address of principal executive offices, including zip code)

(832) 369-6986

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Background

As previously reported by Magnum Hunter Resources Corporation (the “Company”) in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on December 15, 2015 (the “Filing 8-K”), the Company and certain of its subsidiaries (collectively, the “Debtors”) each filed a voluntary petition for relief under chapter 11 (the “Filing”) of title 11 of the United States Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) under the caption In re Magnum Hunter Resources Corporation, et al., Case No. 15-12533 (KG) (the “Chapter 11 Cases”).

Also as previously reported in the Filing 8-K, prior to the Filing, on December 15, 2015, the Company and the other Debtors entered into a Restructuring Support Agreement (the “Restructuring Support Agreement”) with certain Bridge Financing Lenders, certain Second Lien Lenders and certain Noteholders (as such terms are defined below).  The Restructuring Support Agreement contains certain milestones for progress in the Chapter 11 Cases (the “Milestones”) and incorporates the key terms of a restructuring of the Debtors agreed to by the parties thereto, as memorialized in a term sheet dated December 15, 2015 (the “Term Sheet”), a copy of which is attached as Exhibit A to the Restructuring Support Agreement.  The agreed terms of the restructuring of the Debtors, as contemplated in the Restructuring Support Agreement and the Term Sheet, were memorialized in the Joint Chapter 11 Plan of Reorganization of Magnum Hunter Resources Corporation and its Debtor Affiliates (the “Original Plan”) that was filed by the Debtors with the Bankruptcy Court on January 7, 2016 [Docket No. 212].  The Debtors filed their First Amended Joint Chapter 11 Plan of Reorganization of Magnum Hunter Resources Corporation and its Debtor Affiliates (the “First Amended Plan”) with the Bankruptcy Court on February 19, 2016 [Docket No. 572].

The key terms of the restructuring of the Debtors as contemplated in the Restructuring Support Agreement and the Term Sheet were described in the Filing 8-K.  Capitalized terms used but not otherwise defined in this Current Report on Form 8-K (this “Form 8-K”) are defined below under the caption “Certain Defined Terms and Availability of Documents.”

First Amendment to Restructuring Support Agreement

On February 25, 2016, the Company and the other Debtors entered into a First Amendment to Restructuring Support Agreement (the “First Amendment”) with certain Second Lien Lenders and certain Noteholders in accordance with the Restructuring Support Agreement.  Pursuant to the First Amendment, the dates for achievement of three of the Milestones were modified, as follows: (i) the date by which the Bankruptcy Court shall have entered an order approving the disclosure statement of the Plan (as defined below) was extended from February 12, 2016 to February 26, 2016 (which Milestone has been achieved); (ii) the date by which Debtors shall have commenced solicitation of the Plan was set to February 29, 2016 (which Milestone has been achieved); and (iii) the date by which the Bankruptcy Court shall have commenced the confirmation hearing on the Plan was extended from March 28, 2016 to March 31, 2016.  The Milestone deadlines for entry by the Bankruptcy Court of the Plan confirmation order and for consummation of the transactions contemplated by the Plan were not modified and remain April 1, 2016 and April 15, 2016, respectively.

Pursuant to the First Amendment, the parties also stipulated and agreed to the form of a Second Amended Joint Chapter 11 Plan of Reorganization of Magnum Hunter Resources Corporation and its Debtor Affiliates (the “Second Amended Plan,” and together with the Original Plan and the First Amended Plan, the “Plan”), which was filed by the Debtors with the Bankruptcy Court on February 25, 2016 [Docket No. 649].

The Original Plan contemplated that, among other things:

(i)                                     the loans outstanding under the DIP Facility would convert to new common equity of the reorganized Company (“New Common Equity”);

(ii)                                  the loans outstanding under the Second Lien Facility would convert to New Common Equity;

(iii)                               the outstanding Notes would convert to New Common Equity;

(iv)                              the general unsecured claims of the Company would receive a blended recovery, to be paid in cash, through a combination of payments to be made pursuant to Bankruptcy Court orders (critical vendors, assumption, etc.) and a cash pool included in the Plan;

(v)                                 holders of the Company’s preferred stock and common equity would not be entitled to any recovery; and

(vi)                              the Other Secured Debt (as defined in the Restructuring Support Agreement) would be reinstated.

Among other things, and as more fully described in the Second Amended Plan, the Second Amended Plan provides as follows (capitalized terms used but not defined in this paragraph shall have the meanings ascribed to such terms in the Second Amended Plan):

(i)                                     the pool of cash set aside for payment of General Unsecured Claims was increased from $20,000,000.00 to $23,000,000.00 (the “Unsecured Creditor Cash Pool”);

(ii)                                  holders of Allowed General Unsecured Claims that are Allowed in an amount that is less than or equal to $15,000.00 (the “Convenience Claims”) shall receive payment in cash in an amount equal to $0.50 on account of each dollar of their Allowed Convenience Claims, payable from the Unsecured Creditor Cash Pool;

(iii)                               holders of Allowed General Unsecured Claims that are not Convenience Claims will receive either: (i) cash in an amount equal to the lesser of: (A) $0.50 on account of each dollar of their Allowed General Unsecured Claims, payable from the Unsecured Creditor Cash Pool; or (B) their Pro Rata share of the Unsecured Creditor Cash Pool after all payments to holders of Convenience Claims and Creditor Claim Representative Expenses have been paid in accordance with the Plan; or (ii) if such holders have timely and properly so elected under the Plan, the right to receive New Common Equity in an amount of shares equal to the amount of New Common Equity such holders would have received had such holders’ Allowed General Unsecured Claims been an Allowed Note Claim of equal value as of the Effective Date, subject to dilution on account of the Management Incentive Plan; which New Common Equity issued to holders of Allowed General Unsecured Claims that are not Convenience Claims shall dilute the New Common Equity issued to Second Lien Lenders on account of their Second Lien Claims and Noteholders on account of their Note Claims; provided, however, that the percentage of New Common Equity held by holders of Second Lien Claims, in the aggregate, shall exceed the percentage of New Common Equity held by holders of Note Claims, in the aggregate, by 5.54%.  The percentage of New Common Equity held by holders of Allowed DIP Claims and by holders of Allowed DIP Backstop Fee Claims would not be diluted as a result of the issuance of New Common Equity to holders of Allowed General Unsecured Claims;

(iv)                              the official committee of unsecured creditors in the Chapter 11 Cases (the “Committee”) waives the right to commence litigation against holders of Preferred Stock for any dividends that such holders received prior to the Petition Date;

(v)                                 the Committee waives the right to challenge the validity, priority and amount of any pre-petition liens asserted by the Company’s Bridge Financing Lenders and Second Lien Lenders;

(vi)                              the reorganized Company and the Committee will cooperate and share the responsibilities of claims reconciliation following the Effective Date; and

(vii)                           on account of its claim against the Debtors, Samson will receive the Samson Note, or such other treatment as described in Article III.B.3 of the Second Amended Plan.

Certain Defined Terms and Availability of Documents

As used in this Form 8-K, the following terms have the following meanings:

“Bridge Financing Facility” means that certain Fourth Amended and Restated Credit Agreement, dated as of October 22, 2014, by and among the Company, each of the guarantors party thereto, and the lenders and agents from time to-time party thereto, as amended, including as amended pursuant to those certain Sixth and Seventh Amendments thereto dated as of November 3, 2015, and November 30, 2015, respectively.

“Bridge Financing Lenders” means the lenders party to the Bridge Financing Facility.

“DIP Credit Agreement” means that certain Debtor in Possession Credit Agreement, dated as of December 17, 2015, by and among the Company, as borrower, each of the other Debtors as guarantors, each of the lenders from time to time party thereto, and Cantor Fitzgerald Securities, or any successor thereto, as administrative agent and collateral agent.

“DIP Facility” means that certain $200 million senior secured multi-draw term loan credit facility provided pursuant to the DIP Credit Agreement.

“Indenture” means that certain Indenture, dated as of May16, 2012, by and among the Company, each of the guarantors party thereto, Wilmington Trust, National Association, as trustee, and Citibank, N.A., as paying agent, registrar, and authenticating agent.

“Noteholders” means holders of the Notes.

“Notes” means the Company’s 9.750% Senior Notes Due 2020 issued pursuant to the Indenture.

“Second Lien Credit Agreement” means that certain Second Lien Credit Agreement, dated as of October 22, 2014 (as amended), by and among the Company, each of the guarantors party thereto, Credit Suisse AG, Cayman Islands Branch, as administrative agent and collateral agent, and the lenders party thereto.

“Second Lien Facility” means the financing facility provided pursuant to the Second Lien Credit Agreement.

“Second Lien Lenders” means those lenders party to the Second Lien Credit Agreement.

The foregoing description of the First Amendment and the Second Amended Plan does not purport to be complete and is qualified in its entirety by the complete text thereof.  A copy of the First Amendment is attached as Exhibit 10.1 to this Form 8-K and a copy of the Second Amended Plan is attached as Exhibit A to the First Amendment.  A copy of the Restructuring Support Agreement was attached to the Filing 8-K as Exhibit 10.1.  Bankruptcy Court filings, including the Original Plan, the First Amended Plan and the disclosure statement relating to the Plan, and other information related to the restructuring proceedings, are available at a website administered by the Company’s claims agent, Prime Clerk, at https://cases.primeclerk.com/magnumhunter, or via telephone at 844-276-3026 (toll free) or 917-962-8497 (international).

Item 9.01                                           Financial Statements and Exhibits.

Exhibit Number	Description
10.1	First Amendment to Restructuring Support Agreement, dated as of February 25, 2016, by and among the Company and the supporting parties thereto.

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MAGNUM HUNTER RESOURCES CORPORATION

Date: March 2, 2016	/s/ Gary C. Evans
Gary C. Evans,
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	First Amendment to Restructuring Support Agreement, dated as of February 25, 2016, by and among the Company and the supporting parties thereto.